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                         SECONDARY BLOCK TRADE AGREEMENT

March 1, 2004

            3,259,000 shares of common stock of QUANTA SERVICES, INC.

This agreement dated March 1, 2004 sets out the terms under which UBS Securities LLC, ("UBS" / "Buyer") will purchase 3,259,000 shares of common stock (the "Shares") of QUANTA SERVICES, INC. (the "Issuer") from FIRST RESERVE FUND IX, L.P. ("Seller").

1.       Purchase and sale

         Subject to the terms and conditions of this agreement (the "Agreement"), Seller agrees as legal and beneficial owner to sell the Shares, free of all liens, charges or other encumbrances and Buyer agrees to purchase and pay for the Shares at a net price of $8.30 per Share for a total consideration of $27,049,700.00 (the "Purchase Price") together with all dividends, distributions and other benefits attaching to the Shares as from the date hereof (the "Trade Date"). The Purchase Price will be reduced by the amount of any applicable SEC fees payable pursuant to Section 31 of the Securities Exchange Act of 1934.

2.       Closing

         (a) On March 4, 2004 or at such other time and/or date as Seller and Buyer may agree (the "Closing Date"), Buyer shall pay to Seller the Purchase Price for the Shares by transfer to Seller's account to be identified in writing at least [48] hours prior to payment against delivery of the Shares on the Closing Date. Such delivery shall be effected by crediting the Shares in registered form to the participant account of UBS Securities LLC at the Depository Trust and Clearing Corporation ("DTC"), DTC participant number 642.

         (b) Seller agrees that it will not, and will ensure that none of its subsidiaries or associates or holding company will, prior to the expiry of 90 days following the Closing Date, offer, issue, sell or otherwise dispose of (or announce an intention of doing so) any other shares of the Issuer or any securities convertible into or exchangeable for or carrying rights to acquire other shares of the Issuer without the prior written consent of Buyer, other than (i) through a registered offering taking place more than 15 days following the Closing Date, or
                  (ii) through further 144 sales taking place more than 30 days following the Closing Date.

         (c) Seller undertakes with Buyer that it will bear and pay any stamp or other duties or taxes on or in connection with the sale and transfer of the Shares to be sold by Seller and the execution and delivery of this Agreement and any other tax payable by Seller in connection with the transaction contemplated hereby.


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3.       Expenses

         Seller and Buyer shall bear their own legal costs (if any) and all their other out-of-pocket expenses (if any).

4.       Representations and warranties

         (a) As a condition of the obligation of Buyer to purchase and pay for the Shares, Seller represents and warrants to Buyer as follows:

                  (i) that Seller is the holder and sole legal and beneficial owner at the Shares free from all liens, charges and other encumbrances and that the Shares rank pari passu in all respects with other outstanding shares of common stock of the Issuer, including their entitlement to dividends,

                  (ii) that Seller has the power and authority to sell the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares, or any of them,

                  (iii) that [the execution, delivery and performance of this Agreement has been duly authorised by Seller and] upon execution and delivery of the Agreement by the Buyer and the Seller will constitute a legal, valid and binding obligation of Seller,

                  (iv) that the execution, delivery and performance of this Agreement by Seller will not infringe any law or regulation applicable to Seller [and is not and will not be contrary to the provisions of the constitutional documents of Seller] and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Seller is a party or by which it or its property is bound,

                  (v) that there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom, and no consents or approvals are required to be obtained in connection with the sale of the Shares to Buyer and the sale of the Shares to Buyer will not violate or breach any representation or warranty made by Seller pertaining to the Shares. Seller has furnished to Buyer a true and complete copy of all agreements, documents and other instruments relating to the issuance, sale and delivery of the Shares to Seller.

                  (vi) that all consents and approvals of any court, government department or other regulatory body required by Seller for the offering of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect,


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                  (vii)    that there has been no material adverse change or any
                           development involving a prospective material adverse change in the condition (financial or otherwise) of the Issuer and its subsidiaries since the date of the last published accounts,

                  (viii) that there is no other material information, beyond the information contained in the latest published Annual Report of the Issuer or any other public information including interim results and press releases which is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer and its subsidiaries, and

                  (ix) the representations and warranties of Seller set forth in Seller's representation letter (in form similar to the form attached as Exhibit A titled, "Seller's Representation Letter"), dated on or about the date hereof, to Buyer are true and correct.

         (b) Seller covenants with Buyer that it will keep Buyer indemnified against any losses, liabilities, costs, claims, actions and demands (including any expenses arising in connection therewith) which it may incur, or which may be made against it as a result of or in relation to any actual or alleged misrepresentation in or breach of any of the above representations and warranties and will reimburse Buyer for all costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim.

         (c) The above representations, warranties and indemnity shall continue in full force and effect notwithstanding any investigation by or on behalf of Buyer or completion of this Agreement.

6.       Conditions to Closing

         The obligations of Buyer hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of Seller herein are, and as of the Closing Date will be, true, complete and accurate.

7.       Law and jurisdiction

         This Agreement is governed by the laws of the State of New York as applied to contracts to be performed wholly within the State of New York. Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough at Manhattan, State of New York. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement. Each party certifies
         (i) that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into this Agreement, in reliance on, among other things, the mutual waivers and certifications in this Section.


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8.       Notices

         Any notice or notification in any form to be given by the Buyer is to be sent by facsimile, addressed to the Seller and using the following address and facsimile number:

         Thomas R. Denison
         First Reserve Corporation
         One Lafayette Place, Third Floor
         Greenwich, CT 06830
         203-661-6729

         Any such notice shall take effect at the time of dispatch.

9.       Miscellaneous

         (a)      Time shall be of the essence of this Agreement.

         (b) The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

         (c) In the event any provision of this Agreement is found to be or becomes invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof. Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Seller.

Yours faithfully
UBS SECURITIES LLC


/s/ UBS Securities LLC
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Agreed to and accepted by Seller:

FIRST RESERVE FUND IX, L.P.
By First Reserve GP IX, L.P., the general partner of First Reserve Fund IX, L.P. By First Reserve GP IX, Inc., the general partner of First Reserve GP IX, L.P.

By /s/ Jennifer C. Zarrilli
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    Jennifer C. Zarrilli, Chief Financial Officer



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